Exhibit 21

NATIONAL RETAIL PROPERTIES INC.

SUBSIDIARIES OF THE REGISTRANT

December 31, 2008

Subsidiary	Jurisdiction of Formation
CCMH I, LLC	Delaware
CCMH II, LLC	Delaware
CCMH III, LLC	Delaware
CCMH IV, LLC	Delaware
CCMH V, LLC	Delaware
CCMH VI, LLC	Delaware
CNL Commercial Mortgage Funding, Inc.	Delaware
CNLRS Acquisitions, Inc.	Maryland
CNLRS BEP, L.P.	Texas
CNLRS Bismarck ND, LLC	Delaware
CNLRS Equity Ventures BEP, Inc.	Maryland
CNLRS Equity Ventures, Inc.	Maryland
CNLRS Equity Ventures Plano, Inc.	Maryland
CNLRS Equity Ventures Rockwall, Inc.	Maryland
CNLRS RGI Bonita Springs, LLC	Delaware
CNLRS Rockwall, L.P.	Texas
CNLRS Yosemite Park CO, LLC	Delaware
Gator Pearson, LLC	Delaware
Mill Creek Day Centre, LLC	Delaware
NAPE Acquisition, Inc.	Maryland
National Retail Properties Trust	Maryland
National Retail Properties, L.P.	Delaware
Net Lease Funding, Inc.	Maryland
Net Lease Realty I, Inc.	Maryland
Net Lease Realty VI, LLC	Delaware
NNN Acquisitions, Inc.	Maryland
NNN BJ’s Orlando FL, LLC	Florida
NNN Brokerage Services, Inc.	Maryland
NNN Development, Inc.	Maryland
NNN Equity Ventures Harrison Crossing, Inc.	Maryland
NNN Equity Ventures, Inc.	Maryland
NNN GP Corp.	Delaware
NNN Harrison Crossing, L.P.	Texas
NNN LP Corp.	Delaware
NNN PBY LLC	Delaware
NNN RAD Monticello NY, LLC	Delaware
NNN Retail FF Mabank LLC	Delaware
NNN Ster Florida LLC	Florida
NNN Ster Paradise Valley Arizona LLC	Arizona
NNN Ster Texas L.P.	Texas
NNN Texas GP Corp.	Delaware
NNN TRS, Inc.	Maryland
Orange Avenue Mortgage Investments, Inc.	Delaware
WG Grand Prairie TX, LLC	Delaware